Exhibit 10.72

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (the “Agreement”), dated as of February 5, 2008, is by and between CDS DP Acquisition, Inc., a Florida corporation whose principal place of business is located at 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104 (the “Buyer”) and Glenn Brosnick (“Brosnick”), an individual currently residing at the address set forth on the signature page to this Agreement.

BACKGROUND INFORMATION

Brosnick is the sole shareholder and principal of Diabetic Plus, Inc., a Florida corporation (the “Company”), a national direct-to-consumer mail-order distributor of diabetic testing and medical supplies that services over 7,500 customers in the United States and utilizes unique internet data mining software to locate potential customers of the Company’s products and services (the “Business”). Contemporaneous with the execution of this Agreement, Brosnick, as sole shareholder of the Company, will execute an Agreement for the Purchase and Sale of Assets (the “Purchase Agreement”) whereby the Company will sell substantially all of its assets to the Buyer.

Since Brosnick has substantial knowledge, skill and experience in the operation, administration and marketing of the Business and because Brosnick might be able to establish, operate or participate in activities that might be competitive with the activities of the Buyer, as a condition precedent to the Buyer’s obligation to execute the Purchase Agreement, Brosnick is required to enter into and execute this Agreement. Accordingly, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each of the parties, they agree as follows:

OPERATIVE PROVISION

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. Non-Solicitation; Non-Disparagement. Until the date ending four (4) years following the date of this Agreement, Brosnick will not, and Brosnick will cause his Affiliates to not, directly or indirectly: (i) solicit for employment, or employ any person who, at the time of such solicitation or employment, is an employee or independent contractor of the Buyer or its Affiliates or was employed or engaged by the Buyer or its Affiliates during the twelve month period prior to the solicitation or employment or induce or attempt to induce any person to terminate his employment or engagement with the Buyer or its Affiliates; (ii) do business with or solicit Customers of Buyer or its Affiliates, or engage in any activity intended to terminate, disrupt or interfere with the Buyer or its Affiliate’s relationships with their Customers; or (iii) engage in any conduct or make any statement disparaging or criticizing the Buyer or its Affiliates, or any products or services offered by the Buyer or its Affiliates.

3. Non-Competition. Until the date ending four (4) years following the date of this Agreement, Brosnick will not, and Brosnick will cause his Affiliates to not, directly or indirectly, alone or in conjunction with any other person or entity, own, manage, operate or control or participate in the ownership, management, operation or control of, or become associated, as an employee, director, officer, advisor, agent, consultant, principal, partner, member or independent contractor with or lender to, any person or entity engaged in or aiding others to engage in business competitive with the Buyer, located anywhere in the United States of America.

4. Divisibility of Covenant Period. If any covenant contained in this Agreement is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered divisible both as to time, Customers, competitive services and geographical area, such that each month within the specified period shall be deemed a separate period of time, each Customer a separate customer, each competitive service a separate service and each geographical area a separate geographical area, resulting in an intended requirement that the longest lesser time and largest lesser customer base, service offering and geographical area determined not to be unreasonable, arbitrary or against public policy shall remain effective and be specifically enforceable against Brosnick.

5. Enforcement. Brosnick acknowledges that (i) the restrictions contained in this Agreement are reasonable in scope and are necessary to protect the Buyer’s legitimate interests in protecting its business, and (ii) any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to the Buyer for which the Buyer has no adequate remedy at law. The parties agree that damages at law, including, but not limited to monetary damages, will or may be an insufficient remedy to the Buyer and that (in addition to any remedies that are available to Buyer, all of which shall be deemed to be cumulative and retained by Buyer and not waived by the enforcement of any remedy available hereunder) the Buyer shall also be entitled to obtain injunctive relief, including but not limited to a temporary restraining order, a temporary or preliminary injunction or a permanent injunction, to enforce the provisions of this Agreement, as well as an equitable accounting of and constructive trust for all profits or other benefits arising out of or related to any such violation, all of which shall constitute rights and remedies to which the Buyer may be entitled.

6. Miscellaneous Provisions.

a. Definitions.

i. Affiliate. The term “Affiliate” when used in this Agreement shall mean any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by the specified person or entity, and if a person, any member of the immediate family of such individual. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

ii. Customers. The term “Customers” when used in this Agreement shall mean those persons who are or were customers, clients or distributors of the Buyer, predecessors of the Buyer, or Affiliates of the Buyer, as well as any prospective customers, clients or distributors of the Buyer or Affiliates of the Buyer. The term “Customers” shall specifically include those customers identified on Schedule 2.19(a) of the Purchase Agreement.

iii. Business Competitive with the Buyer. The term “business competitive with the Buyer” when used in this Agreement shall include, without limitation, any business that purchases, sells or otherwise distributes diabetic testing and medical supplies or any business that utilizes internet data mining software to locate potential customers for products and services sold by the Buyer on the date of this Agreement or at any time thereafter.

b. Notices. All notices under this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, sent by certified mail, overnight delivery service, facsimile or e-mail and addressed to the location set forth in the preamble to this Agreement or to such other address as any party may have designated by like notice furnished to all other parties hereto. All notices shall be deemed effective when deposited in the U.S. mail, received by an overnight carrier or other delivery service or, when sent by facsimile or e-mail, when confirmation of delivery is obtained by the sender.

c. Assignment. This Agreement, including, but not limited to the agreements contained in Sections 2 and 3 regarding non competition, non-disparagement and non solicitation, shall be assignable by the Buyer without the need to obtain the consent of Brosnick. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Buyer, including, without limitation, any successor or assign to all or substantially all of the business and/or assets of the Buyer, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise.

d. Application of Florida Law; Jurisdiction. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue for all purposes shall be deemed to lie within Collier County, Florida. The parties agree that this Agreement is one for performance in Florida. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court’s exercise of jurisdiction over any dispute between them and specifically consent to the jurisdiction of the Florida courts. By entering into this Agreement, the parties, and each of them understand that they may be called upon to answer a claim asserted in a Florida court.

e. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, any and all fees, costs and expenses reasonably incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the obligation of and shall be paid or reimbursed by the unsuccessful party.

f. Waiver of Jury Trial. The parties hereby acknowledge that any dispute arising out of this Agreement will necessarily include various complicated legal and factual issues and therefore knowingly, voluntarily and intentionally waive trial by jury in any litigation in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation, or enforcement hereof.

g. Waiver. The waiver by the Buyer of a breach of this Agreement shall not be construed as a waiver of any subsequent breach by Brosnick. The refusal or failure of the Buyer to enforce the restrictive covenants contained herein or contained in any other similar agreement against any other employee, agent, or independent contractor of the Buyer, for any reason, shall not constitute a defense to the enforcement of this Agreement by the Buyer against Brosnick, nor shall it give rise to any claim or cause of action by Brosnick against the Buyer.

h. Third Party Beneficiaries. Certified Diabetic Services, Inc., a Delaware corporation, is hereby declared to be an intended third party beneficiary of this Agreement.

i. Acknowledgments. Brosnick acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that the Buyer has encouraged Brosnick to have this Agreement reviewed by his attorney prior to signing it and that Brosnick understands the purposes and effects of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the date first written above.

CDS DP ACQUISITION, INC.

/s/ Lowell M. Fisher, Jr.
Lowell M. Fisher, Jr., Chief Executive Officer

BROSNICK

/s/ Glenn Brosnick
Glenn Brosnick

Address: 2933 Birch Terrace Davie, Fl. 33330
Facsimile:
Phone:
Email:

[Signature Page to the Non-Competition Agreement]